Exhibit 99.1

GAINSCO, INC.
SUBSCRIPTION CERTIFICATE FOR RIGHTS OFFERING
FOR HOLDERS OF RECORD ON JUNE 7, 2005

     GAINSCO, INC. (the “Company”) is conducting a rights offering (the “Rights Offering”) that entitles the holders of the Company’s common stock, $0.10 par value per share (the “Common Stock”), as of the close of business on June 7, 2005 (the “Record Date”) to receive one subscription right (each, a “Right”) for every three shares of Common Stock held of record on the Record Date. No fractional shares or cash in lieu thereof will be issued or paid. Instead, the number of Rights received will be rounded up to the next largest whole number. Each whole Right entitles the holder to subscribe for and purchase one share of Common Stock (the “Subscription Privilege”) at a subscription price of $.75 per share. Set forth above is the number of shares to which the holder is entitled to subscribe pursuant to the Subscription Privilege.

     For a more complete description of the terms and conditions of the Rights Offering, please refer to the Company’s prospectus dated      , 2005 (the “Prospectus”), which is incorporated herein by reference. Copies of the prospectus are available upon request from Morrow & Co., Inc. (Shareholders: (800) 607-0088; banks and brokers: (800) 654-2468).

     This subscription certificate (the “Rights Certificate”) must be received by Continental Stock Transfer & Trust Company with payment in full by 5:00 p.m., New York City time, on      , 2005 (unless extended in the sole discretion of the Company) (as it may be extended, the “Expiration Date”). Any Rights not exercised prior to the Expiration Date will be null and void. Any subscription for shares of Common Stock in the Rights Offering made hereby is irrevocable.

     The Rights represented by this Rights Certificate may be exercised by duly completing Form 1. Rights holders are advised to review the Prospectus and instructions, copies of which are available from Morrow & Co., Inc., before exercising their Rights. In addition, if certificates representing the Common Stock are to be issued in a name other than the registered holder or are to be sent to an address other than that shown above, also complete Form 2.

     SUBSCRIPTION PRICE: $.75 PER SHARE

     The registered owner whose name is inscribed hereon is entitled to subscribe for shares of Common Stock upon the terms and subject to the conditions set forth in the Prospectus and instructions relating to the use hereof.

     Except in limited circumstances described in the Prospectus, only you may exercise your Subscription Privilege.

     Rights holders should be aware that if they choose to exercise only part of their Rights, they may not receive a new Rights Certificate in sufficient time to exercise the remaining Rights evidenced thereby.

     As described in the Prospectus, the Company’s ability to utilize its net operating losses (“NOLs”) would be substantially reduced if it were to undergo an ownership change within the meaning of Section 382 of the Internal Revenue Code. Some or all of these NOLs may be available to offset the Company’s future taxable income, if any, but the continued availability of our NOLs is subject to the rules of Section 382 of the Internal Revenue Code. Section 382 generally restricts the use of an NOL after an “ownership change”, generally a more than 50 percentage point increase in stock ownership, measured by value, during a 3-year testing period by “5% stockholders”.

     The Company has the right, in its sole and absolute discretion, to limit the exercise of Rights, including instructing the subscription agent to refuse to honor any exercise of Rights, by 5% stockholders or a subscriber to the extent its exercise of Rights might, in its sole and absolute discretion, result in a subscriber owning 5% or more of our Common Stock. In determining 5% ownership, the following attribution provisions apply:

•	Any family group consisting of an individual, spouse, children, grandchildren and parents are treated as one person. Note that an individual can be treated as a member of several different family groups. For example, your family group would include your spouse, children, father and mother, but your mother’s family group would include her spouse, all her children and her grandchildren.

•	Any Common Stock owned by any entity will generally be attributed proportionately to the ultimate owners of that entity. Attribution will also occur through tiered entity structures.

•	Any persons or entities acting in concert or having a formal or informal understanding among themselves to make a coordinated purchase of Common Stock will be treated as one stockholder.

•	Ownership may not be structured with an abusive principal purpose of avoiding these rules.

     In order to protect against an unexpected “ownership change” for federal income tax purposes, the Company has implemented the protection mechanics as follows:

•	by exercising your Rights and purchasing shares of Common Stock, you represent to the Company that you will not be, after giving effect to the purchase of the Common Stock, an owner, either direct or indirect, record or beneficial, or by application of Section 382 attribution provisions summarized above, of more than 3.7 million shares of Common Stock;

•	if an exercise would result in your owning more than 3.7 million shares of Common Stock, you must notify the subscription agent at the telephone number set forth in the Prospectus under the heading “Subscription Agent”;

•	if requested, you will be required to provide the Company with additional information regarding the amount of Common Stock that you own; and

•	the Company has the right to instruct the subscription agent to refuse to honor your exercise to the extent an exercise might, in the Company’s sole and absolute discretion, result in your owning 5% or more of Common Stock.

     By exercising Rights in the Rights Offering, you agree that:

•	the protection mechanics are valid, binding and enforceable against you;

•	any purported exercise of Rights, in violation of the Protection Mechanics section of the Prospectus or this Subscription Certificate, will be void and of no force and effect; and

•	the Company has the right to void and cancel (and treat as if never exercised) any exercise of Rights, and shares issued pursuant to an exercise of Rights, if any of your agreements, representations or warranties herein or any other subscription documents are false.

FORM 1

EXERCISE AND SUBSCRIPTION: The undersigned hereby irrevocably exercises one or more Rights to subscribe for shares of Common Stock as indicated below, on the terms and subject to the conditions specified in the Prospectus, receipt of which is hereby acknowledged.

No. of Shares subscribed for pursuant to Subscription Privilege:

multiplied by the Subscription Price $.75 of per share

TOTAL PAYMENT DUE:	$	*

METHOD OF PAYMENT (CHECK AND COMPLETE APPROPRIATE BOX(ES)):

☐	Check, bank draft, or money order payable to “Continental Stock Transfer & Trust Company, AAF GAINSCO, INC.” or

☐	Wire transfer directed to the account maintained by the Subscription Agent at J.P. Morgan Chase Bank, New York, New York, ABA #021000021, Account No. 475-503937.

If the Rights being executed pursuant to the Subscription Privilege do not account for all of the Rights represented by the Rights Certificate (check only one):

☐	Deliver to the undersigned a new Rights Certificate evidencing the remaining Rights to which the undersigned is entitled.

☐	Do not deliver any new Rights Certificate to me.

☐	Check here if Rights are being exercised pursuant to the Notice of Guaranteed Delivery delivered to the Subscription Agent prior to the date hereof and complete the following:

Name(s) of Registered Holder(s)

Window Ticket Number (if any)

Date of Execution of Notice of Guaranteed Delivery

Name of Institution Which Guaranteed Delivery

*If the aggregate Subscription Price enclosed or transmitted is insufficient to purchase the total number of shares indicated in the “Total” line above, or if the number of shares being subscribed for is not specified, the Rights holder exercising this Rights Certificate shall be deemed to have subscribed for the maximum amount of shares that could be subscribed for upon payment of such amount. To the extent any portion of the aggregate Subscription Price enclosed or transmitted remains after the foregoing procedures, such funds shall be mailed to the subscriber without interest or deduction as soon as practicable.

Subscriber’s Signature	Telephone No.	( )

FORM 2

SPECIAL ISSUANCE OR DELIVERY INSTRUCTIONS

     (a) To be completed ONLY if the certificate representing the Common Stock is to be issued in a name other than that of the registered holder. DO NOT FORGET TO COMPLETE THE GUARANTEE OF SIGNATURE(S) SECTION BELOW.

Issue Shares to:	Soc. Sec. #/Tax ID #:

Address:

     (b) To be completed ONLY if the certificate representing the Common Stock is to be sent to an address other than that shown above. See the Instructions. DO NOT FORGET TO COMPLETE THE GUARANTEE OF SIGNATURE(S) SECTION BELOW.

Name:

Address:

ACKNOWLEDGMENT – THE SUBSCRIPTION ORDER FORM IS NOT VALID UNLESS YOU SIGN BELOW

     I/We acknowledge receipt of the Prospectus and understand that after delivery to Continental Stock Transfer & Trust Company as Subscription Agent for GAINSCO, INC. I/we may not modify or revoke this Subscription Certificate. Under penalties of perjury, I/we certify that the information contained herein, including the social security number or taxpayer identification number given above, is correct.

     The signature below must correspond with the name of the registered holder exactly as it appears on the books of the Company’s transfer agent without any alteration or change whatsoever.

Signature(s) of Registered Holder:	Date:

     If signature is by trustee(s), executor(s), administrator(s), guardian(s), attorney(s)-in-fact, agent(s), officer(s) of a corporation or another acting in a fiduciary or representative capacity, please provide the following information (please print).

Name:	Capacity:	Soc. Sec. #/Tax ID #:

Address:	Phone:

     The Subscription Rights are not transferable in any way, except to affiliates of the recipient and except by operation of law. Evidence satisfactory to the Company that any such permitted transfer is proper must be delivered to the Continental Stock Transfer & Trust Company prior to the Expiration Date by mail, by hand or by overnight courier to Continental Stock Transfer & Trust Company at the address specified in the Prospectus and Instructions for Use of GAINSCO, INC. Subscription Certificates.

GUARANTEE OF SIGNATURES

     All Subscription Rights Holders who specify special issuance or delivery instructions must have their signatures guaranteed by an Eligible Institution, as defined in Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended.

Name of Firm	Authorized Signature

Address	Name

City, State, Zip Code	Title

Area Code and Telephone Number

     YOU MUST HAVE YOUR SIGNATURE GUARANTEED IF YOU WISH TO HAVE YOUR SHARES DELIVERED TO AN ADDRESS OTHER THAN YOUR OWN OR TO A SHAREHOLDER OTHER THAN YOURSELF.